Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Joleen Jackson 310-252-2702 Joleen.Jackson@mattel.com

MATTEL REPORTS 2006 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Worldwide net sales up 14 percent from the prior year;

•	Domestic gross sales up 15 percent and international gross sales up 15 percent;

•	Worldwide gross sales for core brands: Barbie® up 3 percent; Hot Wheels® up 9 percent; Core Fisher-Price® up 15 percent and American Girl® brands up 2 percent;

•	Gross margin increased 20 basis points of net sales; SG&A increased 110 basis points of net sales;

•	Operating income as a percentage of net sales was 18.4 percent, up 90 basis points; and

•	Earnings per share of $0.75 vs. prior year of $0.69 (prior year includes tax benefit of $0.11).

Full-Year Highlights

•	Worldwide net sales up 9 percent from the prior year;

•	Domestic gross sales up 8 percent and international gross sales up 11 percent;

•	Worldwide gross sales for core brands: Barbie® flat; Hot Wheels® up 2 percent; Core Fisher-Price® up 11 percent and American Girl® brands up 1 percent;

•	Gross margin increased 40 basis points of net sales; SG&A increased 100 basis points of net sales;

•	Operating income as a percentage of net sales was 12.9 percent, up 10 basis points; and

•	Earnings per share of $1.53 (includes tax benefit of $0.16 per share) vs. prior year of $1.01 (includes American Jobs Creation Act-related tax expense of $0.26 per share and tax benefit of $0.09 per share).

EL SEGUNDO, Calif., January 29, 2007 – Mattel, Inc. (NYSE:MAT) today reported 2006 fourth quarter and full-year financial results. For the quarter, the company reported net income of $286.4 million, or $0.75 per share, compared to last year’s fourth quarter net income of $279.2 million, or $0.69 per share. For the year, the company reported net income of $592.9 million, or $1.53 per share, compared to last year’s net income of $417.0 million, or $1.01 per share.

“I am pleased with our 2006 results as we made good progress in addressing the two key challenges facing the company: U.S. sales declines in the Barbie® brand and pressure on our gross margins,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “Barbie®’s domestic gross sales grew for the year with four consecutive quarters of U.S. growth and our gross margins also grew in 2006, the first increase since 2003. Although positive trends, we have more to achieve on both fronts.”

On October 3rd, 2006, the company completed the acquisition of Radica Games Limited, the maker of electronic entertainment toys. The acquisition is included in Mattel’s fourth quarter and full-year results within the Mattel Girls & Boys Brands Entertainment business which also includes Games and Puzzles.

Financial Overview

For the quarter, net sales were $2.11 billion, a 14 percent increase from $1.84 billion last year, and included a favorable impact from changes in currency exchange rates of 2 percentage points. On a regional basis, fourth quarter gross sales increased 15 percent in the U.S. and were up 15 percent in international markets, which included a favorable impact from changes in currency exchange rates of 5 percentage points. Operating income for the quarter was up 21 percent at $388.7 million.

For the year, net sales were $5.65 billion, a 9 percent increase from $5.18 billion last year, and included a benefit from changes in currency exchange rates of 1 percentage point. On a regional basis, full-year gross sales were up 8 percent in the U.S. and were up 11 percent in international markets, which included a benefit from changes in currency exchange rates of 2 percentage points. Operating income for the year was $728.8 million, an increase of 10 percent compared to the prior year.

The company’s debt-to-total capital ratio of 22.3 percent is in line with the company’s capital and investment framework, and its year-end cash balance was $1.21 billion. During 2006, the company repurchased 11.8 million shares of its common stock at a cost of approximately $193 million.

Mattel Girls & Boys Brands

Fourth quarter worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.24 billion, up 17 percent versus a year ago, and included $62.5 million of gross sales for Radica®. Worldwide gross sales for the Barbie® brand were up 3 percent and worldwide gross sales for Other Girls Brands were up 8 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 5 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 62 percent for the quarter.

For the year, worldwide gross sales for the Mattel Girls & Boys Brands business unit, including fourth quarter sales of Radica®, were $3.42 billion, or up 9 percent. Worldwide gross sales for the Barbie® brand were flat. Worldwide gross sales for Other Girls Brands were up 11 percent for the year.

Worldwide gross sales for the Wheels category were down 1 percent. Worldwide gross sales for the Entertainment business, including Radica® and Games and Puzzles, were up 34 percent.

Fisher-Price® Brands

Fourth quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, and Power Wheels® brands, were $805.9 million, up 16 percent due to strong worldwide sales of Core Fisher-Price® and Fisher-Price® Friends.

For the year, worldwide gross sales for the Fisher-Price® Brands business unit were $2.27 billion, up 12 percent driven by double-digit sales growth of Core Fisher-Price® and Fisher-Price® Friends.

American Girl® Brands

Fourth quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $245.2 million, up 2 percent.

For the year, gross sales for the American Girl® Brands business unit were $440 million, up 1 percent, primarily due to the opening in Los Angeles of the third American Girl Place® retail store.

Live Webcast

Mattel will webcast its 2006 fourth quarter and year-end earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Tuesday, January 30th at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 1095540.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products, including Barbie®, the most popular fashion doll ever introduced. The Mattel family is comprised of such best-selling brands as Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands (www.fisher-price.com), including Little People®, Rescue Heroes®, Power Wheels® and a wide array of entertainment-inspired toy lines. With worldwide headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations throughout the world. The Mattel vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; the possibility of product recalls and related costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about the company’s debt-to-total capital ratio in relation to the company’s capital and investment framework, performance of the Barbie® brand and the company’s gross margins. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2006		2005		Yr / Yr % Change	2006		2005		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,108.8		$1,842.9		14%	$5,650.2		$5,179.0		9%
Cost of sales	1,096.5	52.0%	962.2	52.2%	14%	3,038.4	53.8%	2,806.1	54.2%	8%

Gross Profit	1,012.3	48.0%	880.7	47.8%	15%	2,611.8	46.2%	2,372.9	45.8%	10%
Advertising and promotion expenses	255.6	12.1%	256.7	13.9%	0%	651.0	11.5%	629.1	12.1%	3%
Other selling and administrative expenses	368.0	17.5%	302.3	16.4%	22%	1,232.0	21.8%	1,079.3	20.8%	14%

Operating Income	388.7	18.4%	321.7	17.5%	21%	728.8	12.9%	664.5	12.8%	10%
Interest expense	26.0	1.2%	22.4	1.2%	16%	79.9	1.4%	76.5	1.5%	4%
Interest (income)	(8.5)	-0.4%	(5.4)	-0.3%	56%	(30.5)	-0.5%	(34.2)	-0.7%	-11%
Other non-operating (income), net	(2.1)		(1.1)			(4.4)		(29.8)

Income Before Income Taxes	373.3	17.7%	305.8	16.6%	22%	683.8	12.1%	652.0	12.6%	5%
Provision for income taxes	86.9		26.6			90.9		235.0

Net Income	$286.4	13.6%	$279.2	15.1%	3%	$592.9	10.5%	$417.0	8.1%	42%

EPS—Basic	$0.76		$0.70			$1.55		$1.02

Average Number of Common Shares Outstanding—Basic	378.3		400.2			382.9		407.4

EPS—Diluted	$0.75		$0.69			$1.53		$1.01

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	384.0		402.5			386.4		411.0

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,				Year Ended December 31,
(In millions, except percentage information)	2006		2005		2006		2005
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,238.8		$1,055.6		$3,423.7		$3,138.7
% Change		17%		-6%		9%		-3%
Pos./(Neg.) Impact of Currency (in % pts)		3		0		1		1

Fisher-Price Brands	805.9		694.8		2,269.4		2,023.9
% Change		16%		6%		12%		5%
Pos./(Neg.) Impact of Currency (in % pts)		2		0		1		0

American Girl Brands	245.2		240.6		440.0		436.1
% Change		2%		12%		1%		15%
Other	11.6		12.6		24.9		24.8

Gross Sales	$2,301.5		$2,003.6		$6,158.0		$5,623.5

% Change		15%		0%		10%		1%
Pos./(Neg.) Impact of Currency (in % pts)		2		0		1		0

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,301.5		$2,003.6		$6,158.0		$5,623.5
Sales Adjustments	(192.7)		(160.7)		(507.8)		(444.5)

Net Sales	$2,108.8		$1,842.9		$5,650.2		$5,179.0

% Change		14%		0%		9%		1%
Pos./(Neg.) Impact of Currency (in % pts)		2		(1)		1		1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
	2006	2005
(In millions)	(Unaudited)
Assets
Cash and equivalents	$1,205.6	$997.7
Accounts receivable, net	943.8	760.6
Inventories	383.1	376.9
Prepaid expenses and other current assets	317.6	277.3

Total current assets	2,850.1	2,412.5
Property, plant and equipment, net	536.7	547.1
Other noncurrent assets	1,569.1	1,412.7

Total Assets	$4,955.9	$4,372.3

Liabilities and Stockholders’ Equity
Short-term borrowings	$—	$118.0
Current portion of long-term debt	64.3	100.0
Accounts payable and accrued liabilities	1,356.3	1,062.4
Income taxes payable	161.9	182.8

Total current liabilities	1,582.5	1,463.2
Long-term debt	635.7	525.0
Other noncurrent liabilities	304.7	282.4
Stockholders’ equity	2,433.0	2,101.7

Total Liabilities and Stockholders’ Equity	$4,955.9	$4,372.3

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)

	At December 31,
(In millions, except days and percentage information)	2006	2005
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	40	37
Inventories
Days of Supply (DOS)	73	77
Total Debt Outstanding	$700.0	$743.0
Total Debt-to-Total Capital Ratio	22.3%	26.1%

	Year Ended December 31,
(In millions)	2006 (a)	2005
Condensed Cash Flow Data:
Cash Flows From Operating Activities	$876	$467
Cash Flows (Used For) Investing Activities	(315)	(82)
Cash Flows (Used For) Financing Activities and Other	(353)	(544)

Increase (Decrease) in Cash and Equivalents	$208	$(159)

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2006.